EXHIBIT 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401

                         FOR IMMEDIATE RELEASE

               NETWORK SYSTEMS INTERNATIONAL, INC. SIGNS
     LETTER OF INTENT TO ACQUIRE INNOVATIVE CONTROL CONCEPTS, INC.

GREENSBORO, NORTH CAROLINA: Tuesday, April 14, 1998 - Network Systems International, Inc. - OTC: BB (NESI) announced today that it had signed a letter of intent with Houston based Innovative Control Concepts, Inc. ("ICC") to merge with one of Network's wholly owned subsidiary corporations. ICC is privately held by Dr. T. Edward (Thomas) Dyer III, Ph.D. and provides engineering design and control systems to the manufacturing process industry. Additionally, ICC operates as a process consultant for specific software applications including facility planning; plant and process design; CAD services; technical consulting and Year 2000 solution services. ICC was founded in 1976 by Dr. Dyer and currently has operating offices in Jacksonville, Florida; Atlanta, Georgia; Boston, Massachusetts; St. Louis, Missouri and Sugarland, Texas. Its client base crosses a broad spectrum of Fortune 100 companies. These companies are engaged in the pharmaceutical, industrial, paper, petrochemical, construction and food and beverage industries.

Network Systems International, Inc. was originally incorporated in 1985 and has since been engaged in the development and distribution of its proprietary software, thenetcollection, designed for the manufacturing process industry and specifically addresses Year 2000 issues. Network's software enables the process manufacturing industry to track product from order entry to final shipment while providing both plant personnel and management complete visibility of all manufacturing work in progress.

Robbie M. Efird, President and CEO of Network said, "The synergy's between Network and ICC will provide a platform for a turn-key package of services to our customer base. ICC's process engineering expertise combined with Network's proprietary software and application services will allow the combined companies to further expand operations into an array of process industries and accelerate our growth plans at a much more rapid pace than originally forecast. ICC will operate as a wholly owned subsidiary of Network, however, personnel staffing will function interchangeably between ICC and the Company's other operating entity, Network Information Services, Inc. The proposed merger will immediately increase our available staff from 56 to 250 associates.
On a consolidated basis, revenues can be expected to exceed the $25MM mark by fiscal year end. Assuming due diligence efforts remain on schedule and are favorable, I would anticipate a final closing of the merger within forty-five days."

Terms of the proposed merger were not disclosed.

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes. The Company's dependency on financing third party suppliers and intellectual property rights, and other risks detailed from time to time in the Company's federal filings, annual reports, offering memorandums, or prospectus.

                               Contact:
                  Network Systems International, Inc.
                          Investor Relations
                        1-800-400-8649 ext. 247
                             www.nesi.net